Exhibit 14

NEVADA GOLD & CASINOS, INC.
CODE OF ETHICS

I.      INTRODUCTION

     Nevada Gold & Casinos, Inc. (with its controlled subsidiaries, the “Company”) is committed to operating its business with honesty and integrity and providing a workplace which is conducive to open discussion of its business practices. It is Company policy to comply with all applicable laws that protect employees against unlawful discrimination or retaliation by their employer as a result of their lawfully reporting information regarding, or their participating in, investigations involving alleged corporate fraud or other alleged violations by the Company or its agents of federal or state law. To promote compliance with all applicable laws, rules and regulations, the Board of Directors has adopted a Code of Ethics that reiterates the standards of conduct and ethical behavior that the Company has always expected of its directors, officers and employees (collectively, “Associates” and individually, an “Associate”). However, the Code of Conduct is only one aspect of the Company’s commitment. Other Company policies and procedures are issued by the Company from time to time, and all Associates must also be familiar with and comply with such other policies and procedures.

     This Code of Ethics (the “Code”) is intended to aid Associates in making ethical and legal decisions when conducting Company business and performing their day-to-day duties. As used herein, the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions are sometimes referred to as the “Senior Financial Officers”.

     This Code has been reasonably designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual and apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities & Exchange Commission (the “SEC”) and in other public communications made by the Company;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting to an appropriate person or persons identified in the Code of violations of the Code; and

•	accountability for adherence to the Code.

      The Company expects Associates to act in a responsible manner that preserves the Company’s reputation for honesty, integrity and the highest professional ethics. This Code will not contain the answer to every situation an Associate may encounter or every concern about conducting business ethically and legally. If an Associate feels uncomfortable about a situation or has any doubts about whether it is consistent with the Company’s ethical standards, he or she should seek help by following the procedures set forth in this Code.

      The Company has always operated with honesty and integrity and engaged in open, honest, respectful and frank internal discussions regarding issues affecting the Company. The

Company expects its management to embody this policy in its day to day conduct by displaying a sincere commitment to this open door policy and encouraging open, honest, respectful and frank communications by all Associates. The Company further expects each member of management to be pro-active in immediately raising any concerns he or she might have, whether relating to business issues, this Code, or any other matter, directly with the management group or the Chief Executive Officer, so that such concerns can be addressed up-front and openly, honestly, respectfully and frankly by the management group or the Chief Executive Officer. Of course, to the extent that any member of management in good faith feels he or she cannot raise these issues with the management group or Chief Executive Officer directly, he or she may follow the notification procedures set forth in this Code.

      This Code is a statement of certain fundamental principles, policies and procedures that govern Associates in the conduct of the Company’s business. It is not intended to and does not create any rights in any employee, customer, supplier, competitor, shareholder or any other person or entity.

      Associates generally have other legal and contractual obligations to the Company. This Code is not intended to reduce or limit the other obligations that an Associate may have to the Company. Instead, the standards in this Code should be viewed as the minimum standards that the Company expects from Associates in the conduct of the Company’s business.

II.      STANDARDS OF CONDUCT

A.	Honest and Candid Conduct

     Associates are expected to act and perform their duties ethically and honestly with the utmost integrity. Honest conduct is considered to be conduct that is free from fraud or deception. Ethical conduct is considered to be conduct conforming to accepted professional standards of conduct. Ethical conduct includes the ethical handling of actual or apparent conflicts of interest between personal and professional relationships as discussed below.

B.	Conflicts of Interest

     A conflict of interest exists when an Associate’s private interest interferes or appears to interfere with the interests of the Company. A conflict of interest can arise when an Associate takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. For example, a conflict of interest would arise if an Associate, or a member or his or her family, receives improper personal benefits as a result of his or her position in the Company. While it is not possible to describe every situation in which a conflict of interest may arise, Associates must never use or attempt to use their position with the Company to obtain improper personal benefits.

C.	Accuracy of Financial Reports and Other Public Communications

     The Company, as a public company, is subject to various securities laws, regulations and reporting obligations. Both federal law and the Company’s policies require the disclosure of accurate and complete information regarding the Company’s business, financial condition and results of operations which may be filed with, or submitted to, the SEC and other regulators or disseminated publicly. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.

     Senior Financial Officers are responsible for ensuring that the disclosure in the Company’s periodic reports is full, fair, accurate, timely and understandable. In doing so, Senior Financial Officers shall take such action as is reasonably appropriate to (i) establish and comply with disclosure controls and procedures and accounting and financial controls that are designed to ensure that material information relating to the Company is made known to them; (ii) confirm that the Company’s periodic reports comply with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and (iii) ensure that information contained in the Company’s periodic reports fairly presents in all material respects the financial condition and results of operations of the Company.

D.	Compliance with Laws and Regulations

     It is the Company’s policy to comply with all applicable laws, rules, and regulations. It is the personal responsibility of each Associate to adhere to the standards and restrictions imposed by those laws, rules, and regulations. In performing his or her duties, each Associate will endeavor to comply, and take appropriate action within his or her areas of responsibility to cause the Company to comply, with applicable governmental laws, rules, and regulations.

III.      COMPLIANCE PROCEDURES

A.	Monitoring Compliance and Disciplinary Action

     The Company’s management, under the supervision of the Audit Committee, or in the case of financial statement disclosures, accounting practices, internal accounting controls or auditing matters, the Audit Committee, shall take reasonable steps from time to time to (i) monitor compliance with this Code, and (ii) when appropriate, impose and enforce appropriate disciplinary measures for violations of this Code. Management of the Company shall periodically report to the Audit Committee on its compliance efforts including, without limitation, periodic reporting of alleged violations of this Code and the actions taken with respect to any such violation.

     It is the individual responsibility of each Associate to comply with this Code.

     Disciplinary measures for violations of the Code may include, but are not limited to, oral or written reprimands, warnings, counseling, probation or suspension with or without pay, demotions, reductions in salary, termination of employment or service and restitution.

B.	Reporting Illegal or Unethical Behavior

     Associates are required to act proactively by asking questions, seeking guidance and reporting suspected violations of the Code and other policies and procedures of the Company, as well as any violation or suspected violation of applicable law, rule or regulation arising in the conduct of the Company’s business or occurring on the Company’s property. If any Associate believes that actions have taken place, may be taking place, or may be about to take place that violate or would violate the Code, he or she is obligated to bring the matter to the attention of the Company. The best starting point for an Associate seeking advice on ethics-related issues or reporting potential violations of the Code will usually be his or her supervisor. However, if the conduct in question involves his or her supervisor, if the Associate has reported the conduct in question to his or her supervisor and does not believe that he or she has dealt with it properly, or if the Associate does not feel that he or she can discuss the matter with his or her supervisor, the Associate should set forth such concerns in writing and forward them in a sealed envelope to the General Counsel, at 3040 Post Oak Blvd., Suite 675, Houston, Texas 77056, with such envelope to be labeled with a legend such as: “To be opened by the General Counsel only”. All such communications shall be reviewed by the General Counsel and the General Counsel shall involve the appropriate departments of the Company in the consideration of any complaints or concerns and the Company shall take any action that it deems appropriate in order to respond thereto. Any information will be treated in a confidential manner, except to the extent necessary (i) to conduct a complete and fair investigation, (ii) to comply with applicable laws and (iii) for review of Company operations by the

Company’s Board of Directors, its Audit Committee or the Company’s independent public accountants and the Company’s counsel. If an Associate feels uncomfortable sending concerns to the General Counsel, then he or she can send concerns to the Chairman of the Audit Committee by utilizing the procedure set forth in III C below. At each Audit Committee meeting, including any special meeting called by the Chairman of the Audit Committee following the receipt of any information pursuant to this Section IIIB, the Audit Committee shall review and consider such complaints or concerns, involve any department of the Company in the review and consideration that it determines to be appropriate or necessary, and take any action that it deems appropriate in order to respond thereto.

     If an Associate’s complaints or concerns involve financial statement disclosures, accounting practices, internal accounting controls or auditing matters, he or she should follow the notification procedures in III C below.

C.	Procedures for the Confidential and Anonymous Submission of Concerns about Financial Statement Disclosures, Accounting Practices, Internal Accounting Controls or Auditing Matters

     The Company is committed to achieving compliance with all applicable laws and regulations relating to accounting standards and audit practices. The Company’s Audit Committee is responsible for overseeing treatment of complaints regarding these matters. If an Associate has, at any time, concerns regarding financial statement disclosures, accounting practices, internal accounting controls or auditing matters relating to the Company, he or she should set forth such concerns in writing and forward them in a sealed envelope to the Chair of the Audit Committee, care of the General Counsel, at 3040 Post Oak Blvd., Suite 675, Houston, Texas 77056, with such envelope to be labeled with a legend such as: “To be opened by the Audit Committee only”. All such communications shall be forwarded, unopened, to the Chairman of the Audit Committee as soon as practicable. If an Associate prefers, he or she may send such concerns in writing directly to the Chairman of the Audit Committee at [published for internal use] At each Audit Committee meeting, including any special meeting called by the Chairman of the Audit Committee following the receipt of any information pursuant to this procedure, the Audit Committee shall review and consider any such complaints or concerns that it has received and take any action that it deems appropriate in order to respond thereto.

     In order to be better able to respond to any information or complaint, the Audit Committee would prefer that an Associate identify himself or herself and give the Audit Committee his or her telephone number and other contact information when the Associate sends his or her concerns in. Any information will be treated in a confidential manner, except to the extent necessary (i) to conduct a complete and fair investigation, (ii) to comply with applicable laws and (iii) for review of Company operations by the Company’s Board of Directors, its Audit Committee or the Company’s independent public accountants and the Company’s counsel. However, if an Associate wishes to remain anonymous, it is not necessary that he or she give his or her name or position in any notification. Whether an Associate identifies himself or herself or not, in order that a proper investigation can be conducted by the Audit Committee, an Associate should give as much information as he or she can, sufficient to conduct a proper investigation, including where and when the incident occurred, names and titles of the individuals involved and as much other detail as can be provided.

D.	Policy Against Retaliation

     The Company shall not discharge, demote, suspend, threaten, harass, or in any other manner discriminate against any Associate in the terms of conditions of employment because of any lawful act of the Associate:

(a)	to provide information, cause information to be provided, or otherwise assist in an investigation regarding any conduct which the Associate reasonably believes constitutes a violation or a suspected violation of this Code of Ethics, any law, rule, regulation or judicial order including, without limitation, Federal mail fraud statutes, any rule or regulation of the SEC, or any provision of Federal law relating to fraud against shareholders (a “Violation”), and in particular when the information or assistance is provided to or the investigation is conducted by:

(i)	A Federal or state regulatory or law enforcement agency;

(ii)	Any member of Congress or any committee of Congress;

(iii)	A person with supervisory authority over the Associate (or such other person working for the Company who is designated or has the authority to investigate, discover, or terminate misconduct); or

(b)	to file, cause to be filed, testify, participate in, or otherwise assist in a proceeding relating to an alleged Violation.

E.	Amendments and Waivers of the Code

     No waiver of any provisions of this Code for the benefit of a director or an executive officer (which includes without limitation, the Senior Financial Officers) shall be effective unless (i) approved by the Audit Committee, and (ii) if required, such waiver is promptly disclosed to the Company’s shareholders in accordance with applicable United States securities laws and/or the rules and regulations of the American Stock Exchange.

     Any waivers of the Code for other Associates may be made by the Chief Executive Officer or the Audit Committee.

     Any amendments to this Code must be approved by the Audit Committee and, if applicable must be promptly disclosed to the Company’s shareholders in accordance with applicable United States securities laws and/or the rules and regulations of the American Stock Exchange.